UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 6, 2023

Alignment Healthcare, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40295	46-5596242
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 W Town and Country Rd. Suite 1600
Orange, California		92868
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 844 310-2247

n/a

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ALHC	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Medical Officer

On September 6, 2023, Alignment Healthcare, Inc. (the “Company”) announced that Hyong (Ken) Kim, M.D., will serve as its Chief Medical Officer, effective as of September 25, 2023 (the “Effective Date”).

Dr. Kim, age 54, has over 25 years of experience in the health care space and played an essential role in establishing the Company, having previously served as its chief medical officer from June 2013 to March 2018. From May 2022 to August 2023, Dr. Kim served as chief clinical officer of CareConnect MD, a home health care services company, where he was responsible for clinical modeling, data analytics and management of clinical staff. He also served in an advisory role for CareConnect MD from July 2019 to May 2022. From July 2018 to July 2019, Dr. Kim was the chief medical officer of the Center for Medicare & Medicaid Innovation (“CMMI”), where he advised on payment and clinical model development, and he chaired the Quality Improvement Council, creating operational pathways for performance reviews for all 36 CMMI models. Over 14 years, Dr. Kim held various roles at CareMore Health, starting as a hospitalist and ultimately serving as chief medical officer from June 2009 to March 2013. Board-certified in internal medicine, Dr. Kim completed his medical residency at Loma Linda University and holds a bachelor’s degree and M.D. from Indiana University.

On September 5, 2023, the Company and Dr. Kim entered into a written employment agreement, effective as of the Effective Date (the “Employment Agreement”), governing the terms of Dr. Kim’s employment with the Company. Pursuant to the Employment Agreement, Dr. Kim is entitled to receive: (i) an annual base salary of $560,000, subject to increase, but not decrease, at the discretion of the Board of Directors of the Company (the “Board”); (ii) a target and maximum annual incentive bonus opportunity equal to 85% and 170%, respectively, of his annual base salary; and (iii) a one-time long-term incentive award with a grant date fair value equal to $2.5 million, which is subject to approval by the Board. Dr. Kim will also be eligible to receive additional annual long-term incentive awards under the Company’s 2021 Equity Incentive Plan and will participate in standard Company benefit plans on the same terms available to other executives of the Company.

Upon a termination of Dr. Kim’s employment by the Company without “cause,” a resignation by Dr. Kim for “good reason” (as such terms are defined in the Employment Agreement), or a termination of employment due to the delivery of a notice of non-renewal by the Company to Dr. Kim, subject to the execution and delivery of a release of claims and Dr. Kim’s continued compliance with the restrictive covenants set forth in the Employment Agreement, Dr. Kim would receive the following severance payments and benefits (in addition to any accrued salary and paid-time-off): (i) cash payment equal to the sum of his base salary and target annual cash incentive bonus, paid in substantially equal installments over the 12-month period following termination in accordance with the Company’s normal payroll practices; (ii) a prorated portion of his annual cash incentive bonus for the year of termination, determined after the end of the year of termination and based on the amount he would have been paid had his employment not been terminated; and (iii) if he timely elects COBRA benefits, payment or reimbursement of his share of COBRA premiums until the earlier of (A) the first annual anniversary of termination or (B) the date that he is eligible to receive health benefits through a new employer.

Pursuant to the Employment Agreement, Dr. Kim will be subject to a confidentiality provision which applies indefinitely, invention assignment provisions, and non-solicitation obligations during employment and for certain periods thereafter.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated by reference herein.

There are no family relationships between Dr. Kim and any other director or executive officer of the Company. Dr. Kim has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Employment Agreement between the Company and Hyong (Ken) Kim, M.D., dated as of September 25, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Alignment Healthcare, Inc.

Date:	September 6, 2023	By:	/s/ Christopher Joyce
Christopher Joyce Chief Legal & Administrative Officer